Exhibit 99.1

ADC Therapeutics Reports Second Quarter 2026 Financial Results and Provides Operational Updates

Second quarter 2026 net product revenue of $18.6 million; cash and cash equivalents of $219.1 million as of June 30, 2026

LOTIS-7, LOTIS-5 and MZL IIT data submitted for presentation at ASH

Company evaluating regulatory path for ZYNLONTA® to obtain full approval and advance into earlier lines of DLBCL following LOTIS-5 pre-sBLA meeting

Company to host conference call today at 8:30 a.m. EDT

LAUSANNE, Switzerland, August 13, 2026 – ADC Therapeutics SA (NYSE: ADCT) today reported financial results for the second quarter ended June 30, 2026, and provided recent operational updates.

ZYNLONTA® commercial performance as a monotherapy in 3L+ diffuse large B-cell lymphoma (DLBCL) in the second quarter of 2026 continued to be broadly in line with recent quarters. Abstracts for LOTIS-5, LOTIS-7 and MZL IIT data have all been submitted to the 68th American Society of Hematology (ASH) Annual Meeting and Exposition and will be submitted for publication as well as potential compendia inclusion. The Company anticipates growth starting in 2027.

Recently, the Company held a pre-supplemental Biologics License Application (sBLA) meeting with the U.S. Food and Drug Administration (FDA), during which the LOTIS-5 data was discussed. Following FDA meeting feedback regarding the benefit-risk observed in the LOTIS-5 trial, the Company is assessing the best regulatory path forward. Beyond this, enrollment in LOTIS-7 is now complete, and these data support the Company’s belief that ZYNLONTA plus glofitamab demonstrates the most compelling combination data generated to date in 2L+ DLBCL with a safety profile generally consistent with prior LOTIS-7 disclosures. Based on this potentially practice-changing LOTIS-7 data, the Company is assessing a Phase 3 trial for the combination of ZYNLONTA plus glofitamab. As the Company continues to commercialize ZYNLONTA in the 3L+ DLBCL setting, we will work closely with the FDA to determine how to best obtain full approval and to advance ZYNLONTA combinations into earlier lines of therapy in DLBCL.

"We are pleased by our second quarter performance, which reflects continued commercial momentum and strong operational discipline through ongoing cost reduction efforts. Over the course of this year, we have released LOTIS-5 data and completed the LOTIS-7 trial. With these data now in hand, we believe that ZYNLONTA plus glofitamab offers an opportunity to take a leading second-line plus position, in the context of the evolving competitive landscape, solidifying ZYNLONTA as a foundational therapy in DLBCL,” said Ameet Mallik, Chief Executive Officer of ADC Therapeutics. "Additionally, following the FDA pre-sBLA meeting for the LOTIS-5 trial, we are assessing regulatory approaches to determine the best path forward."

"As we work to advance ZYNLONTA into earlier lines of DLBCL, we remain confident that ZYNLONTA will continue to play a meaningful role for patients with B-cell malignancies, in the 3L+ DLBCL setting, and through potential compendia inclusion starting in 2027," said Mohamed Zaki, M.D., Ph.D., Chief Medical Officer of ADC Therapeutics. "We look forward to the presentation of the LOTIS-5, LOTIS-7 and MZL investigator-initiated trial data later this year and expect submission for publication. In addition, we expect to submit LOTIS-7 and MZL data to the FDA for Breakthrough Designation.”

Second Quarter 2026 Operational Updates and Upcoming Milestones

LOTIS-5 pre-sBLA meeting held; Company evaluating regulatory path forward. In June 2026, the Company announced topline results from the LOTIS-5 Phase 3 confirmatory trial of ZYNLONTA in combination with rituximab, which met the trial’s primary endpoint of progression-free survival (PFS). The Company submitted full data to ASH.

The Company recently held a pre-sBLA meeting with the FDA. During this meeting, the FDA noted substantial concerns regarding the benefit-risk or verification of clinical benefit observed in this trial based on the imbalance in Grade 5 events, when assessed in the context of a marginal treatment benefit. Following this meeting, the Company is assessing the best regulatory path forward and plans to provide an update on regulatory strategy and timing in the near future. ZYNLONTA remains available under accelerated approval as a monotherapy in 3L+ DLBCL and the Company plans to continue to commercialize in this setting.

LOTIS-7 trial completed enrollment. The LOTIS-7 Phase 1b trial evaluating ZYNLONTA in combination with the bispecific antibody glofitamab (COLUMVI®) in patients with r/r DLBCL completed enrollment of 100 patients at the selected 150 µg/kg starting dose of ZYNLONTA. Of note, consistent with other glofitamab trials, the protocol for LOTIS-7 recommends prophylaxis (including vaccinations) for viral, fungal, and bacterial infections (including PJP and herpesvirus), which was not a part of the LOTIS-5 protocol.

The Company submitted LOTIS-7 data to ASH, which continues to demonstrate potential best-in-class bispecific combination data with a safety profile generally consistent with prior LOTIS-7 disclosures. The Company is preparing to submit the complete trial results for publication, which will then be submitted to compendia. The Company is also evaluating a regulatory pathway for this combination and plans to submit for Breakthrough Therapy designation (BTD) this year.

Announced strategic reorganization to support ZYNLONTA growth opportunities and regulatory priorities. ADC Therapeutics implemented an approximately 17 percent workforce reduction globally and estimates that the reorganization will generate annualized estimated cost savings of approximately $10 million. The reduction is driven by the expected completion of the LOTIS-5 and LOTIS-7 trials this year, as well as operational efficiencies. With these changes, the Company is resourced to deliver on its key clinical, regulatory, and manufacturing activities while maintaining its full externally facing medical affairs and commercial footprint to support ZYNLONTA.

Investigator-Initiated trials (IITs) evaluating ZYNLONTA in additional B-cell malignancies continue to advance. The University of Miami Sylvester Comprehensive Cancer Center-led multi-center Phase 2 trials of ZYNLONTA in combination with rituximab to treat r/r follicular lymphoma (FL) and ZYNLONTA as a monotherapy to treat marginal zone lymphoma (MZL) are ongoing. Updated MZL data were submitted to ASH and the Company anticipates presentation of this data before the end of the year, with publication and compendia submission to follow. The Company also anticipates presentation of updated FL data in Q2 2027. The Company intends to assess potential regulatory pathways and plans to submit for BTD for MZL.

Second Quarter 2026 Financial Results

Product Revenues: Net product revenues were $18.6 million and $38.7 million for the second quarter and six months ended June 30, 2026, as compared to $18.1 million and $35.5 million for the same periods in 2025. The quarter-over-quarter increase was driven by higher price. The increase for the six-month period was primarily driven by volume increase, which reflects the normal variability in customer ordering patterns, as well as higher price.

License Revenues and Royalties: License revenue and royalties were $0.6 million for the second quarter and $1.4 million for the six months ended June 30, 2026, as compared to $0.8 million and $6.4 million for the same periods in 2025. The decrease for the six-month period was primarily driven by a prior-year milestone received from our partner.

Cost of Product Sales: Cost of product sales was $2.3 million and $6.0 million for the second quarter and six months ended June 30, 2026, as compared to $0.8 million and $2.9 million for the same periods in 2025. The increase in cost of product sales was primarily attributable to a $1.1 million increase for the second quarter and a $2.5 million increase for the six-month period in certain personnel costs. This reflects a change in focus of these personnel from research and development clinical supply activities to commercial manufacturing activities.

Research and Development (R&D) Expense: R&D expense was $17.4 million and $37.2 million for the second quarter and six months ended June 30, 2026, as compared to $30.1 million and $59.0 million for the same periods in 2025. The decrease in R&D costs was primarily driven by a reduction in spending on discontinued programs and completion of the IND-enabling activities for our PSMA-targeting ADC. The decrease was also driven by a shift of certain personnel costs totaling $1.7 million for the quarter and $3.8 million for the six-month period to cost of product sales ($1.1 million QoQ/$2.3 million YoY), inventory capitalization, and selling and marketing expense, reflecting a change in focus of these personnel from research and development activities toward commercial manufacturing and fulfillment activities.

Selling and Marketing (S&M) Expense: S&M expense was $12.6 million and $25.3 million for the second quarter and six months ended June 30, 2026, as compared to $10.1 million and $20.7 million for the same periods in 2025. The increase period-over-period was primarily due to higher marketing and advertising expenses and higher wages and benefits.

General & Administrative (G&A) Expense: G&A expense was $9.7 million and $19.6 million for the second quarter and six months ended June 30, 2026, as compared to $8.8 million and $18.8 million for the same periods in 2025. The increase period-over-period was primarily due to increased professional and IT expenses, partially offset by lower wages and benefits.

Restructuring, impairment and other related costs: In connection with the strategic reorganization and workforce reduction announced in June 2026, we incurred employee severance and related benefit costs of $2.7 million for the second quarter and six months ended June 30, 2026. In connection with the strategic reprioritization and restructuring plan announced in June 2025, we incurred $13.1 million in restructuring and impairment costs for the second quarter and six months ended June 30, 2025, which consisted of $6.7 million in employee severance and related benefit costs, and $6.4 million in non-cash impairment of assets in connection with the close down of the UK facility.

Total Operating Expenses and Adjusted Total Operating Expenses: Total operating expenses were $44.7 million and $90.8 million for the second quarter and six months ended June 30, 2026, as compared to $63.0 million and $114.5 million for the same periods in 2025, a reduction of 29% and 21%, respectively. On a non-GAAP basis, total adjusted operating expenses were $37.2 million and $80.1 million for the second quarter and six months ended June 30, 2026, as compared to $47.8 million and $96.9 million for the same periods in 2025, a reduction of 22% and 17.3%, respectively. The reduction in total adjusted operating expenses was primarily driven by lower R&D expenses.

Net Loss and Adjusted Net Loss: Net loss for the second quarter and six months ended June 30, 2026, was $16.6 million or $49.5 million, or a net loss of $0.11 and $0.32 per basic and diluted share, as compared to a net loss of $56.6 million and $95.2 million, or a net loss of $0.50 and $0.86 per basic and diluted share, for the same periods in 2025. On a non-GAAP basis, adjusted net loss for the second quarter and six months ended June 30, 2026, was $16.3 million or $36.0 million, or a net loss of $0.11 and $0.23 per basic and diluted share, as compared to a net loss of $28.7 million and $52.6 million, or a net loss of $0.25 and $0.48 per basic and diluted share, for the same periods in 2025. The lower net loss and adjusted net loss were primarily due to lower operating expenses, and on a per basic and diluted share basis, by a higher number of weighted average shares outstanding. Net loss was also favorably impacted by the change in fair value of warrants and the cumulative catch-up adjustment of the Company’s deferred royalty obligation.

Cash and Cash Equivalents: As of June 30, 2026, cash and cash equivalents were $219.1 million, compared to $261.3 million as of December 31, 2025, a change primarily driven by cash used in operations. The Company has an expected cash runway at least into 2028.

Conference Call Details

ADC Therapeutics management will host a conference call and live audio webcast to discuss first quarter 2026 financial results and provide a company update today at 8:30 a.m. EDT. To access the conference call, please register here. Registrants will receive the dial-in number and unique PIN. It is recommended that you join 10 minutes before the event, though you may pre-register at any time. A live webcast of the call will be available under "Events & Presentations" in the Investors section of the ADC Therapeutics website at ir.adctherapeutics.com. The archived webcast will be available for 30 days following the call.

About ADC Therapeutics

ADC Therapeutics (NYSE: ADCT) is a commercial-stage global leader and pioneer in the field of antibody drug conjugates (ADCs), transforming treatment for patients through our focused portfolio with ZYNLONTA® (loncastuximab tesirine-lpyl).

ADC Therapeutics' CD19-directed ADC ZYNLONTA received accelerated approval by the FDA and conditional approval from the European Commission for the treatment of relapsed or refractory diffuse large B-cell lymphoma after two or more lines of systemic therapy. ZYNLONTA is also in development in combination with other agents and in earlier lines of therapy.

Headquartered in Lausanne (Biopôle), Switzerland, with operations in New Jersey, ADC Therapeutics is focused on driving innovation in ADC development with specialized capabilities from clinical to manufacturing and commercialization. Learn more at adctherapeutics.com and follow us on LinkedIn.

Use of Non-GAAP Financial Measures

In addition to financial information prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP), this document also contains certain non-GAAP financial measures based on management’s view of performance including:

Adjusted total operating expenses

Adjusted net loss

Adjusted net loss per share

Management uses such measures internally when monitoring and evaluating our operational performance, generating future operating plans and making strategic decisions regarding the allocation of capital. We believe that these adjusted financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and facilitate operating performance comparability across both past and future reporting periods. These non-GAAP measures have limitations as financial measures and should be considered in addition to, and not in isolation or as a substitute for, the information prepared in accordance with GAAP. When preparing these supplemental non-GAAP measures, management typically excludes certain GAAP items that management does not believe are indicative of our ongoing operating performance. Furthermore, management does not consider these GAAP items to be normal, recurring cash operating expenses; however, these items may not meet the GAAP definition of unusual or non-recurring items. Since non-GAAP financial measures do not have standardized definitions and meanings, they may differ from the non-GAAP financial measures used by other companies, which reduces their usefulness as comparative financial measures. Because of these limitations, you should consider these adjusted financial measures alongside other GAAP financial measures.

The following items are excluded from adjusted total operating expenses:

Share-Based Compensation Expense: We exclude share-based compensation expense from our adjusted financial measures because share-based compensation expense, which is non-cash, fluctuates from period to period based on factors that are not within our control, such as our stock price on the dates share-based grants are issued. Share-based compensation expense has been, and will continue to be for the foreseeable future, a recurring expense in our business and an important part of our compensation strategy.

Restructuring, Impairment and Other Related Costs: We exclude from our adjusted financial measures costs associated with our execution of certain strategies and initiatives to streamline operations, achieve targeted cost reductions or reprioritize research and development activities. These costs may include employee severance, contract termination costs, facility closing and exit costs, asset impairment charges (which are non-cash) and other costs that we believe do not represent the performance of our business or have a direct correlation to our ongoing or future business operations.

The following items are excluded from adjusted net loss and adjusted net loss per share:

Share-Based Compensation Expense: We exclude share-based compensation expense from our adjusted financial measures because share-based compensation expense, which is non-cash, fluctuates from period to period based on factors that are not within our control, such as our stock price on the dates share-based grants are issued. Share-based compensation expense has been, and will continue to be for the foreseeable future, a recurring expense in our business and an important part of our compensation strategy.

Certain Other Items: We exclude certain other significant items that we believe do not represent the performance of our business from our adjusted financial measures. Such items are evaluated by management on an individual basis based on both quantitative and qualitative aspects of their nature. While not all-inclusive, examples of certain other significant items excluded from our adjusted financial measures would be: restructuring, impairment and other related costs, changes in the fair value of warrant obligations and the effective interest expense associated with the senior secured term loan facility and the effective interest expense and cumulative catch-up adjustments associated with the deferred royalty obligation under the royalty purchase agreement with HealthCare Royalty Partners.

See the attached Reconciliation of GAAP Measures to Non-GAAP Measures for explanations of the amounts excluded and included to arrive at the non-GAAP financial measures.

About ZYNLONTA®

ZYNLONTA® is a CD19-directed antibody drug conjugate (ADC). Once bound to a CD19-expressing cell, ZYNLONTA is internalized by the cell, where enzymes release a pyrrolobenzodiazepine (PBD) payload. The potent payload binds to DNA minor groove with little distortion, remaining less visible to DNA repair mechanisms. This ultimately results in cell cycle arrest and tumor cell death.

The U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA) have approved ZYNLONTA (loncastuximab tesirine-lpyl) for the treatment of adult patients with relapsed or refractory (r/r) large B-cell lymphoma after two or more lines of systemic therapy, including diffuse large B-cell lymphoma (DLBCL) not otherwise specified (NOS), DLBCL arising from low-grade lymphoma and also high-grade B-cell lymphoma. The trial included a broad spectrum of heavily pre-treated patients (median three prior lines of therapy) with difficult-to-treat disease, including patients who did not respond to first-line therapy, patients refractory to all prior lines of therapy, patients with double/triple hit genetics and patients who had stem cell transplant and CAR-T therapy prior to their treatment with ZYNLONTA. This indication is approved by the FDA under accelerated approval and in the European Union under conditional approval based on overall response rate and continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial. Please see full prescribing information including important safety information about ZYNLONTA at www.ZYNLONTA.com.

ZYNLONTA is also being evaluated as a therapeutic option in combination studies in other B-cell malignancies and earlier lines of therapy.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify forward-looking statements by terminology such as "may", "will", "should", "would", "expect", "intend", "plan", "anticipate", "believe", "estimate", "predict", "potential", "seem", "seek", "future", "continue", or "appear" or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Forward-looking statements are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to: the adequacy of the LOTIS-5 clinical trial data to support full regulatory approval and our ability to maintain accelerated approval in the United States and foreign jurisdictions for our product; our ability to identify and execute on potential regulatory and compendia pathways; the timing, content and outcome of meetings with and feedback or other communications provided by regulatory authorities including U.S. FDA including our ability to adequately address the serious concerns related to the LOTIS-5 trial results raised by the FDA at the recent pre-sBLA submission meeting; the timing, submission and outcome of an sBLA related to LOTIS-5 and potential approval; the actual and perceived benefit-risk profile for ZYNLONTA® as studied in the LOTIS-5 trial; the assessment of the data from LOTIS-5 study, including additional analyses of outcomes observed for safety, efficacy and within key geographic regions and across certain patient sub-populations; the path for full regulatory approval for ZYNLONTA® in the United States and foreign jurisdictions and into earlier lines of therapy; whether future LOTIS-7 results will be consistent with or different from the prior disclosure, the timing, results and publication of the full LOTIS-7 trial data and potential compendia inclusion; future regulatory strategy for a Phase 3 trial for the combination of ZYNLONTA® plus glofitamab; our expected revenue growth in 2027 and the Company's ability to sustain or grow ZYNLONTA® revenue in the future; our expected cash runway into at least 2028 which assumes use of the minimum liquidity amount required to be maintained under its loan agreement covenants; our ability to comply with the terms of our indebtedness; changes in our regulatory and commercial strategy; the ability of our partners to commercialize ZYNLONTA® in foreign markets, the timing and amount of future revenue and payments to us from such partnerships and their ability to obtain or maintain regulatory approval for ZYNLONTA® in foreign jurisdictions; the timing and results of the Company's clinical trials; the timing, publication and results of investigator-initiated trials including those studying FL and MZL and the potential regulatory and/or compendia strategy and the future opportunity; the timing and outcome of regulatory submissions for the Company's products or product candidates; actions by the FDA or foreign regulatory authorities; projected revenue and expenses; the Company's indebtedness, including HealthCare Royalty Management and Blue Owl and Oaktree facilities, and the restrictions imposed on the Company's activities by such indebtedness, the ability to comply with the terms of the various agreements and repay such indebtedness and the significant cash required to service such indebtedness; the Company's ability to obtain financial and other resources for its research, development, clinical, and commercial activities; and the uncertainties of international trade policies, including tariffs, sanctions, trade barriers and most favored nation drug pricing and the potential impact they may have on our business, financial condition, and results of operations. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K and in the Company's other periodic and current reports and filings with the U.S. Securities and Exchange Commission. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document.

ADC Therapeutics SA

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except for share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue
Product revenues, net	$18,634	$18,085	$38,667	$35,489
License revenues and royalties	614	754	1,432	6,383
Total revenue, net	19,248	18,839	40,099	41,872
Operating expense
Cost of product sales	(2,349)	(836)	(5,964)	(2,897)
Research and development	(17,366)	(30,090)	(37,243)	(59,018)
Selling and marketing	(12,572)	(10,147)	(25,280)	(20,700)
General and administrative	(9,701)	(8,822)	(19,597)	(18,777)
Restructuring, impairment and other related costs	(2,674)	(13,091)	(2,674)	(13,091)
Total operating expense	(44,662)	(62,986)	(90,758)	(114,483)
Loss from operations	(25,414)	(44,147)	(50,659)	(72,611)

Other income (expense)
Interest income	1,819	1,934	3,813	3,988
Interest expense	(13,508)	(12,997)	(25,857)	(25,227)
Other, net	20,538	(182)	23,170	21
Total other income (expense), net	8,849	(11,245)	1,126	(21,218)
Loss before income taxes	(16,565)	(55,392)	(49,533)	(93,829)
Income tax expense	—	(1,254)	—	(1,419)
Net loss	$(16,565)	$(56,646)	$(49,533)	$(95,248)

Net loss per share
Net loss per share, basic and diluted	$(0.11)	$(0.50)	$(0.32)	$(0.86)
Weighted average shares outstanding, basic and diluted	155,016,023	113,743,358	154,581,598	110,490,935

ADC Therapeutics SA

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)

	June 30, 2026	December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$219,107	$261,338
Accounts receivable, net	28,035	29,117
Inventory	4,932	4,184
Prepaid expenses	5,380	5,612
Other current assets	4,253	6,084
Total current assets	261,707	306,335
Non-current assets
Inventory, long-term	15,328	14,301
Operating lease right-of-use assets	1,101	1,297
Other long-term assets	1,243	1,217
Total assets	$279,379	$323,150

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable	$12,761	$9,175
Accrued expenses and other current liabilities	67,391	57,988
Senior secured term loans, current portion	6,180	3,000
Total current liabilities	86,332	70,163

Deferred royalty obligation, long-term	299,543	322,525
Senior secured term loans, long-term	110,437	112,452
Warrant obligations	4,159	—
Operating lease liabilities, long-term	946	1,034
Other long-term liabilities	6,167	2,810
Total liabilities	507,584	508,984

Total shareholders’ (deficit) equity	(228,205)	(185,834)

Total liabilities and shareholders’ (deficit) equity	$279,379	$323,150

ADC Therapeutics SA

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

(in thousands, except for share and per share data)

	Three Months Ended June 30,				Six Months Ended June 30,
(in thousands)	2026	2025	Change	% Change	2026	2025	Change	% Change
Total operating expense	$(44,662)	$(62,986)	$18,324	(29)%	$(90,758)	$(114,483)	$23,725	(21)%
Adjustments:
Share-based compensation expense (i)	4,767	2,062	2,705	131%	7,976	4,483	3,493	78%
Restructuring charges (v)	2,674	6,677	(4,003)	(60)%	2,674	6,677	(4,003)	(60)%
Impairment charges (vi)	—	6,414	(6,414)	(100)%	—	6,414	(6,414)	(100)%
Adjusted total operating expenses	$(37,221)	$(47,833)	$10,612	(22)%	$(80,108)	$(96,909)	$16,801	(17)%

	Three Months Ended June 30,		Six Months Ended June 30,
in thousands (except for share and per share data)	2026	2025	2026	2025
Net loss	$(16,565)	$(56,646)	$(49,533)	$(95,248)
Adjustments:
Share-based compensation expense (i)	4,767	2,062	7,976	4,483
HCR warrants obligation, change in fair value income (ii)	(14,367)	—	(16,594)	—
Effective interest expense on senior secured term loan facility (iii)	4,383	4,274	8,005	8,059
Deferred royalty obligation interest expense (iv)	9,125	8,723	17,852	17,168
Deferred royalty obligation cumulative catch-up adjustment income (iv)	(6,329)	(184)	(6,401)	(196)
Restructuring charges (v)	2,674	6,677	2,674	6,677
Impairment charges (vi)	—	6,414	—	6,414
Adjusted net loss	$(16,312)	$(28,680)	$(36,021)	$(52,643)
Net loss per share, basic and diluted	$(0.11)	$(0.50)	$(0.32)	$(0.86)
Adjustment to net loss per share, basic and diluted	—	0.25	0.09	0.38
Adjusted net loss per share, basic and diluted	$(0.11)	$(0.25)	$(0.23)	$(0.48)
Weighted average shares outstanding, basic and diluted	155,016,023	113,743,358	154,581,598	110,490,935

(i)	Share-based compensation expense represents the cost of equity awards issued to our directors, management and employees. The fair value of awards is computed at the time the award is granted and is recognized over the requisite service period less actual forfeitures by a charge to the statement of operations and a corresponding increase in additional paid-in capital within equity. These accounting entries have no cash impact.

(ii)	Change in the fair value of the HCR warrants obligation results from the valuation at the end of each accounting period. There are several inputs to these valuations, but those most likely to result in significant changes to the valuations are changes in the value of the underlying instrument (i.e., changes in the price of our common shares) and changes in expected volatility in that price. These accounting entries have no cash impact.

(iii)	Effective interest expense on senior secured term loans relates to the increase in the value of our loans in accordance with the amortized cost method.

(iv)	Deferred royalty obligation interest expense relates to the accretion expense on our deferred royalty obligation pursuant to the royalty purchase agreement with HCR and cumulative catch-up adjustments related to changes in the expected payments to HCR based on a periodic assessment of our underlying revenue projections.

(v)	Restructuring charges consist primarily of employee severance costs associated with the strategic reorganization and workforce reduction announced on June 24, 2026; and restructuring and impairment costs consist of employee severance, contract termination costs and other costs associated with the close down of the UK facility in connection with the strategic reprioritization and restructuring plan approved by the Board of Directors on June 11, 2025 ("2025 Restructuring").

(vi)	Impairment charges consist of write-downs of long-lived and prepaid assets associated with the 2025 Restructuring. These accounting entries have no cash impact.

CONTACT:

Investors and Media

Nicole Riley

ADC Therapeutics

Nicole.Riley@adctherapeutics.com

+1 862-926-9040